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Exhibit 10.4

SECOND AMENDMENT TO THE
WADDELL & REED FINANCIAL, INC.
2003 EXECUTIVE INCENTIVE PLAN

        Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), previously established the Waddell & Reed Financial, Inc. 2003 Executive Incentive Plan (formerly named the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan), as amended March 5, 2002 and further amended effective January 1, 2003 (as amended, the "Plan"). Pursuant to Section 6(b) of the Plan, the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board may amend the Plan. Pursuant to the powers reserved in the Plan and subject to the approval of the stockholders of the Company at the Company's 2003 Annual Meeting of Stockholders, the Plan is amended effective March 11, 2003 as follows.

1.
Section 2(i) of the Plan is amended in its entirety to read as follows:

"(i)
'Performance Goals' means the pre-established objective performance goals established by the Committee for each Fiscal Year. Solely with respect to Covered Employees, for any Fiscal Year for which the Plan is intended to provide 'qualified performance-based compensation,' Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days (or, if earlier, the passage of 25% of the performance period) after the beginning of any performance period applicable to the relevant award. One or more of the following business criteria (including or excluding extraordinary and/or non-recurring items to be determined by the Committee in advance) for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing Performance Goals for awards: (a) earnings per share; (b) increase in revenues; (c) increase in cash flow; (d) increase in cash flow return; (e) return on net assets; (f) return on assets; (g) return on investment; (h) return on capital; (i) return on equity; (j) economic value added; (k) operating margin; (l) contribution margin; (m) net income; (n) pretax earnings; (o) pretax earnings before interest, depreciation and amortization; (p) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (q) operating income; (r) total stockholder return; (s) debt reduction; and (t) any of the above goals determined on an absolute or relative basis, or as adjusted in any manner which may be determined in the discretion of the Committee, or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies, including the group selected by the Company for purposes of the stock performance graph contained in the proxy statement for the Company's annual meetings of stockholders."

2.
Section 6(a) of the Plan is amended in its entirety to read as follows:

"(a)
Effectiveness of the Plan. The Plan became effective with respect to calendar years beginning on or after January 1, 1999 and shall remain effective until December 31, 2008, unless the term in extended by action of the Board."

3.
If this Amendment is approved at the Company's 2003 Annual Meeting of Stockholders, the Plan shall remain in full force and effect as amended hereby. If this Amendment is not approved at the Company's 2003 Annual Meeting of Stockholders, the Board shall amend the Plan to prohibit the grant of restricted Company Stock to Covered Employees (as such terms are defined in the Plan).

4.
The Plan shall remain in full force and effect as amended by this Amendment.

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SECOND AMENDMENT TO THE WADDELL & REED FINANCIAL, INC. 2003 EXECUTIVE INCENTIVE PLAN